Exhibit 4.11

JOINDER AGREEMENT

November 22, 2013

Delhaize Group

Square Marie Curie 40

1070 Brussels

Belgium

Attention: Chief Financial Officer

Ladies and Gentlemen:

Reference is made to that certain cross-guarantee agreement, dated as of May 21, 2007 (as amended, supplemented or otherwise modified from time to time, the “Cross-Guarantee Agreement”), by and among Delhaize Group, a limited liability company (“société anonyme”) organized under the laws of the Kingdom of Belgium (“Delhaize Group”), Delhaize America, LLC, a limited liability company wholly-owned by Delhaize Group organized under the laws of the State of North Carolina (“Delhaize America”), and the other wholly-owned Subsidiaries of Delhaize Group signatory thereto or that have become a party thereto (collectively with Delhaize Group and Delhaize America, the “Guarantors” and individually, a “Guarantor”).

Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Cross-Guarantee Agreement.

This letter supplements the Cross-Guarantee Agreement and is delivered by the undersigned, Delhaize America Shared Services Group, LLC (the “New Guarantor”), pursuant to Section 12.1 of the Cross-Guarantee Agreement. The New Guarantor hereby agrees to be bound as a Guarantor by all of the terms, covenants and conditions set forth in the Cross-Guarantee Agreement as of November 22, 2013. Without limiting the foregoing, the New Guarantor hereby makes each of the representations and warranties and agrees to each of the covenants applicable to Guarantors contained in the Cross-Guarantee Agreement.

THIS LETTER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Guarantor has caused this letter to be executed and delivered by its duly authorized officer as of the date first above written.

DELHAIZE AMERICA SHARED SERVICES GROUP, LLC

By:	/s/ G. Linn Evans
	Name:	G. Linn Evans
	Title:	President, Chief Executive Officer and Secretary